Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

March 25, 2004

Board of Directors
CIENA Corporation
1201 Winterson Road
Linthicum, Maryland 21090

Ladies and Gentlemen:

     We are acting as counsel to CIENA Corporation, a Delaware corporation (the "Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the registration of up to 75,894,864 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the terms of the Agreement and Plan of Merger dated as of February 18, 2004, as amended, by and among the Company, Catena Networks, Inc. (“Catena”) and certain officers of Catena (together with all amendments, the “Merger Agreement”), which provides for the merger of Catena with and into the Company with the Company surviving the merger and related transactions (the “Merger”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	An executed copy of the Merger Agreement.

3.	Resolutions of the Board of Directors of the Company adopted at a special meeting held on February 18, 2004, as certified by the Secretary of the Company on the date hereof as being complete, true, accurate, and in effect, relating to (a) the issuance and sale of the Shares pursuant to the terms of the Merger Agreement and arrangements in connection therewith; (b) the assumption of the Catena 1998 Equity Incentive Plan (the “Incentive Plan”) and the issuance of Shares pursuant to the Incentive Plan; and (c) the assumption of the outstanding warrants to purchase the common stock and preferred stock of Catena (together, the “Warrants”) and the issuance of Shares pursuant to such Warrants.

4.	The Third Restated Certificate of Incorporation of the Company, as amended, as certified by the Secretary of the State of the State of

CIENA Corporation
March 25, 2004

Delaware on March 25, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

     Based upon, subject to and limited by the foregoing, we are of the opinion that (i) following completion of the Merger pursuant to the Delaware General Corporation Law, as amended, and the Merger Agreement and (ii) in the case of the Shares issuable upon exercise of options and warrants, following issuance of such Shares in accordance with the terms of (a) the option agreements issued under the Incentive Plan or (b) the Warrants, the Shares will be validly issued, fully paid, and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/S/ HOGAN & HARTSON L.L.P.